Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Blackbaud, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

PricewaterhouseCoopers LLP

Charlotte, North Carolina

May 7, 2012